INVESTMENT ADVISORY AGREEMENT
AGREEMENT, dated as of July 1, 2014 between The Swiss Helvetia Fund, Inc., a Delaware corporation (the "Fund"), and Schroder Investment Management North America Inc., a Delaware corporation ("Schroders").

WHEREAS, the Fund is a non-diversified closed-end investment management company registered under the Investment Company Act of 1940, as amended
(the "1940 Act"), and Schroders is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, at a Board of Directors Meeting held on March 27, 2014, it was the unanimous decision of the Board members who are not "interested persons" (as such term is defined in the 1940 Act) of the Fund, constituting a majority of the Fund's Board of Directors, to retain Schroders to render certain specified investment advisory services to the Fund on the terms set forth herein and Schroders is willing to render such services;

NOW THEREFORE, WITNESSETH: That it is hereby agreed to between the parties hereto as follows:

1.	Investment Adviser. Schroders, in accordance with the Fund's stated
        investment objective(s), policies and limitations, and subject to the supervision of the Fund's Board of Directors, will provide investment management of the Fund's portfolio and will supervise and oversee the investment and reinvestment of the assets of the Fund. The Fund has authorized Schroders, for as long as Schroders deems it appropriate, to engage its affiliate, Schroder Investment Management North America Limited ("SIMNA Limited"), to act as the Fund's sub-investment adviser and provide day-to-day management of the Fund's investments pursuant to a sub-advisory agreement
        (the "Sub-Advisory Agreement"). The compensation of SIMNA Limited, as provided under the Sub-Advisory Agreement, shall be paid by Schroders (and not the Fund), and no obligation shall be incurred on the Fund's behalf in any such respect. In the event that SIMNA Limited ceases to act as the Fund's sub-investment adviser, Schroders will provide such services, including making all decisions affecting the Fund's portfolio, transmitting purchase and sale orders and selecting brokers and dealers to execute portfolio transactions on behalf of the Fund.

2.	Fees and Expenses.

2.1	The Fund will pay Schroders an annual advisory fee hereunder of
        0.70% of the Fund's average monthly net assets up to and including U.S. $250 million, 0.60% of such assets in excess of U.S. $250 million up to and including U.S. $350 million, 0.55% of such assets in excess of U.S. $350 million up to and including U.S. $450 million, 0.50% of such assets in excess of U.S. $450 million up to and including U.S. $550 million, and 0.45% of such assets in excess of U.S. $550 million, computed by the Fund's administrator on the basis of net assets at the end of each month and payable by the fifth business day of the succeeding calendar month.

2.2	Schroders shall bear all expenses of its employees and overhead incurred by it in connection with its duties under this Agreement. Schroders will also pay all salaries and fees of the Fund's directors and officers who are "interested persons" (as such term is defined in the 1940 Act) of Schroders. The Fund will be responsible and shall assume the obligation for payment of all of the Fund's expenses, including taxes, duties, charges, fees and other expenses (including, without limitation, broker fees, dealer fees, clearing bank fees and legal fees) Schroders incurs in connection with the services provided under this Agreement. The obligations contained in this clause shall survive the termination of this Agreement.

2.3	Payments to Schroders shall be made in U.S. Dollars by wire transfer as follows:

Bank:
Swift:
Bank ABA Number:
Account Name:
Account Number:

3.	Liability.

3.1	Neither Schroders nor any of its officers, directors or employees shall be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except (i) that Schroders shall be under a fiduciary duty with respect to receipt of compensation for services pursuant to
        Section 36 of the 1940 Act, and shall therefore be liable for a loss resulting from a breach of such fiduciary duty (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or (ii) for a loss resulting from willful misfeasance, bad faith or gross negligence on its or their part in the performance of, or from reckless disregard by it or them of its or their obligations and duties under this Agreement. Additionally, Schroders shall not be liable for any indirect, special, incidental or consequential damages or other indirect losses, or for any action or omission of any unaffiliated third party or unaffiliated service provider to the Fund, including any broker or dealer or other entity not under Schroders' direct supervision or control.

3.2	Schroders does not assume responsibility for the acts or omissions of any other person, except as may be provided for under the Sub-Advisory Agreement.

3.3	Schroders shall not be liable for any losses caused by disturbances of its operations by virtue of force majeure, riot, or damage caused by nature or due to other events for which it is not responsible (e.g., strike, lock-out or acts of domestic or foreign authorities).

4.	Services Not Exclusive. It is understood that the services of
        Schroders are not deemed to be exclusive, and nothing in this Agreement shall prevent Schroders or any of its affiliates, directors or employees from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities. When other clients of Schroders desire to purchase or sell a security at the same time such security is purchased or sold for the Fund, such purchases and sales will, to the extent feasible, be allocated among the Fund and such clients in a manner believed by Schroders to be equitable to such clients.

5.	Notice. Any notice or other communication required to be given pursuant to this Agreement shall be in writing and shall be effective upon receipt. Notices and communications shall be given to:
        (1) the Fund, c/o Mark A. Hemenetz, Chief Operating Officer (Americas), Schroder Investment Management North America Inc., 875 Third Avenue, 21st Floor, New York, New York 10022, with a copy to the Fund's Secretary, c/o Citi Fund Services Ohio, Inc., 3435 Stelzer Rd,
        Ste 1000, Columbus, Ohio 43219; and (2) Schroder Investment Management North America Inc., Attn: Intermediary Key Accounts, 875 Third
        Avenue, New York, New York 10022.

6.	Miscellaneous.

6.1	This Agreement shall become effective on the date first set forth above, subject to the approval of the stockholders of the Fund in accordance with applicable law, including the 1940 Act, and the termination of the Fund's existing advisory agreement in accordance with its terms. If not sooner terminated, this Agreement shall continue for an initial period ending on March 30, 2016, and thereafter shall be subject to the annual continuance by the Board of Directors or by a vote of a majority of the outstanding voting securities of the Fund, as required by the 1940 Act. The annual approval of the continuance of this Agreement shall be confirmed to Schroders by the Fund in writing. Notwithstanding the foregoing, this Agreement may be terminated by the Fund in the manner prescribed by the 1940 Act, without the payment of any penalty, at any time upon not less than sixty days' prior written notice to Schroders, or by Schroders upon not less than sixty days' written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act) by either party.

6.2	This Agreement shall be construed in accordance with the laws of the State of New York and the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

6.3	The captions in this Agreement are included for convenience only and shall neither define nor delimit any of the provisions hereof or otherwise affect their construction or effect.

6.4	If any provisions of this Agreement shall be held or made invalid, in whole or in part, the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by mutual consent of the parties with such valid provisions which in their economic effect come as close as legally possible to such invalid provisions.

6.5	Any notice or other communication required to be given pursuant to this Agreement shall be in writing and shall be effective upon receipt.

6.6	Schroders shall be entitled to rely on any notice or other
        communication believed by it to be genuine and correct and to have been sent to it by or on behalf of the Fund.

6.7	Terms used in this Agreement are to have the same meaning and be construed according to the provisions of the 1940 Act.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


THE SWISS HELVETIA FUND, INC.

By:	  /s/ Mark A. Hemenetz
Name:     Mark A. Hemenetz
Title:    President

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:   	  /s/ Mark A. Hemenetz
Name:     Mark A. Hemenetz
Title:    Authorized Signatory

By:	  /s/ William P. Sauer
Name:     William P. Sauer
Title:    Authorized Signatory




SUB-ADVISORY AGREEMENT FOR
THE SWISS HELVETIA FUND, INC.

	THIS SUB-ADVISORY AGREEMENT is made as of this 1st day of July, 2014, between SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC. ("SIMNA") a corporation organized under the laws of the State of Delaware with its principal place of business at 875 Third Avenue, 22nd Floor, New York 10022, and SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED ("SIMNA Limited") a UK corporation with its principal place of business at 31
        Gresham Street, London, UK EC2V 7QA.

W I T N E S S E T H

WHEREAS, The Swiss Helvetia Fund, Inc. (the "Fund"), a Delaware corporation registered as a non-diversified, closed-end investment management company under the Investment Company Act of 1940, as amended (the "1940 Act"), has retained SIMNA to render investment advisory services to the Fund pursuant to an Investment Advisory Agreement dated as of the date hereof (the "Advisory
Agreement"); and

WHEREAS, SIMNA Limited is registered with the Securities and Exchange Commission as an investment adviser under the Investment
Advisers Act of 1940, as amended; and

WHEREAS, SIMNA desires to employ SIMNA Limited as its investment sub-adviser to provide day-to-day management of the Fund's investments, and SIMNA Limited is willing to render such services, subject to and in accordance with the terms and conditions of this Agreement.

	NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, SIMNA and SIMNA Limited hereby agree as follows:

1.	Appointment of SIMNA Limited.  SIMNA hereby employs
        SIMNA Limited as investment sub-adviser for the assets of the Fund, on the terms and conditions set forth herein, and subject to the direction of SIMNA and the oversight of the Board of Directors of the Fund. SIMNA Limited accepts such engagement and agrees to render the services herein set forth, for the compensation herein provided.

2.	Duties of SIMNA Limited.

(a)	SIMNA employs SIMNA Limited to act as its sub-advisor
in managing the investment and reinvestment of the assets of the Fund in accordance with the Advisory Agreement; to continuously review, supervise, and administer an investment program for the Fund; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund (either directly or through SIMNA) with all records concerning the activities of SIMNA Limited that the Fund is required to maintain; and to render or assist SIMNA in rendering regular reports to the Fund's officers and the Board of Directors concerning the discharge of SIMNA Limited's responsibilities hereunder. SIMNA Limited will discharge the foregoing responsibilities subject to the supervision and oversight of SIMNA, the Fund's officers and the Board of Directors and in compliance with the Fund's stated investment objective(s), policies and limitations. SIMNA Limited agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein.

(b)	SIMNA Limited acknowledges and agrees that SIMNA is
ultimately responsible for all aspects of providing to the Fund the services required of SIMNA under the Advisory
Agreement. Accordingly, SIMNA Limited shall discharge its duties and responsibilities specified in paragraph (a) of this Section 2 and elsewhere in this Agreement subject at all times to the direction, control, supervision, and oversight of SIMNA. In furtherance thereof, SIMNA Limited shall, without limitation, (i) make its offices available to representatives of SIMNA for on-site inspections and consultations with the officers and applicable portfolio managers of SIMNA Limited responsible for the day-to-day management of the Fund, (ii) upon request, provide SIMNA with copies of all records it maintains regarding its management of the Fund and (iii) report to SIMNA each calendar quarter and at such other times as SIMNA may reasonably request regarding (A) SIMNA Limited's implementation of the Fund's investment program and the Fund's portfolio composition and performance,
(B) any policies and procedures implemented by SIMNA
Limited to ensure compliance with Applicable Law,
(C) the Fund's compliance with its stated investment objective(s), policies and limitations and (D) such other matters as SIMNA may reasonably request.
"Applicable Law" means (i) the "federal securities laws" as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of SIMNA Limited in relation to the Fund.

3.	Securities Transactions. Among its
responsibilities, SIMNA Limited shall select the brokers or dealers that will execute purchases and sales of securities for the Fund, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, subject to written policies and procedures provided to SIMNA
Limited (either directly or through SIMNA), and SIMNA
Limited will promptly communicate or assist SIMNA in communicating to the Fund's officers and the Board of Directors such information relating to the portfolio transactions SIMNA Limited has directed on behalf of the Fund as SIMNA or such officers or the Board may reasonably request. When other clients of SIMNA Limited desire to purchase or sell a security at the same time such security is purchased or sold for the Fund, such purchases and sales will, to the extent feasible, be allocated among the Fund and such clients in a manner believed by SIMNA Limited to be equitable to such clients.

4.	Compensation of SIMNA Limited.  For the services
to be rendered by SIMNA Limited as provided in this Agreement, SIMNA (and not the Fund) will pay to SIMNA
Limited an amount equal to 40% of all fees actually paid by the Fund to SIMNA each month under Section 2.1 of the Advisory Agreement; provided, however, that SIMNA
Limited's fee payable hereunder for any period shall be reduced such that SIMNA Limited bears 40% of any voluntary fee waiver observed or expense reimbursement borne by SIMNA with respect to the Fund for such month. For clarity, SIMNA (and not the Fund) shall be obligated to pay SIMNA Limited fees hereunder for any period only out of and following SIMNA's receipt of advisory fees pursuant to Section 2.1 of the Advisory Agreement for such period.
If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

5.	Compliance. SIMNA Limited agrees to comply with all
policies, procedures, or reporting requirements that the Fund's
Board of Directors reasonably adopts and communicates to SIMNA
Limited in writing (either directly or through SIMNA).

6.	Books and Records. SIMNA Limited shall maintain records
for the Fund relating to portfolio transactions and the placing and allocation of brokerage orders as are required to be maintained by the Fund under the 1940 Act. SIMNA Limited shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by Applicable Law, all documents and records relating to the services provided by SIMNA Limited pursuant to this Agreement required to be prepared and maintained by SIMNA Limited or the Fund under Applicable Law. The books and records pertaining to the Fund which are in possession of SIMNA Limited shall be the property of the Fund. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during SIMNA Limited's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided promptly by SIMNA Limited (either directly or through SIMNA) to the Fund or its authorized representatives.

7.	Status of SIMNA Limited.  The services of SIMNA Limited to SIMNA under this Agreement are not to be deemed exclusive, and SIMNA Limited and any of its affiliates, directors or employees will be free to render similar services to others so long as its services to SIMNA under this Agreement are not impaired thereby.

8.	Liability of SIMNA Limited.  Neither SIMNA Limited nor any of its
officers, directors or employees shall be liable hereunder for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except (i) that SIMNA Limited shall be under a fiduciary duty with respect to receipt of compensation for services pursuant to Section 36 of the 1940 Act, and shall therefore be liable for a loss resulting from a breach of such fiduciary duty (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or (ii) for a loss resulting from willful misfeasance, bad faith or gross negligence on its or their part in the performance of, or from reckless disregard by it or them of its or their obligations and duties under this Agreement. Additionally, SIMNA Limited shall not be liable for any indirect, special, incidental or consequential damages or other indirect losses, or for any action or omission of any unaffiliated third party or unaffiliated service provider to the Fund, including any broker or dealer or other entity not under SIMNA Limited's direct supervision or control. SIMNA Limited shall not be liable for any losses caused by disturbances of its operations by virtue of force majeure, riot, or damage caused by nature or due to other events for which it is not responsible (e.g., strike, lock-out or acts of domestic or foreign authorities).

9.	Effectiveness, Duration and Termination of this Agreement; Notices;
Amendment. This Agreement shall become effective on the date first set forth above, subject to approval of the stockholders of the Fund in accordance with Applicable Law, including the 1940 Act, and the commencement of the Advisory Agreement. If not sooner terminated as provided for herein, this Agreement shall continue for an initial period ending on March 31, 2016, and thereafter shall be subject to the annual continuance by the Fund's Board of Directors or by a vote of a majority of the outstanding voting securities of the Fund, as required by the 1940 Act.

This Agreement may be terminated at any time, without the payment of any penalty, by: (1) SIMNA (i) upon 60 days' written notice to SIMNA Limited, or
(ii) upon material breach by SIMNA Limited of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; (2) by SIMNA Limited
(i) upon 60 days' written notice to SIMNA, or (ii) upon material breach by SIMNA of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (3) the Fund's Board of Directors or by vote of the holders of a majority of the outstanding voting securities of the Fund upon 60 days' written notice to SIMNA Limited. It is understood and agreed that if this Agreement is terminated in accordance with the preceding sentence, that SIMNA may not be able to provide the services under the Advisory Agreement. This Agreement shall terminate automatically in the event of its assignment
(as defined in the 1940 Act) or upon the termination of the Advisory
Agreement.

Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to SIMNA, at:

Schroder Investment Management North America Inc.
875 Third Avenue
22nd Floor
New York, NY 10022
Attention:  Legal Department
Telephone: 212-641-3889
Facsimile: 212-641-3897

If to SIMNA Limited, at:

Schroder Investment Management North America Limited
31 Gresham Street
London, U.K. EC2V 7QA
Attention:  Legal Department
Telephone: 020 7658 6000
Facsimile: 020 7658 6965

	This Agreement may be amended by mutual consent of the parties hereto.

10.	Severability.   If any provision of this Agreement will be held or
        made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by mutual consent of the parties with such valid provisions which in their economic effect come as close as legally possible to such invalid provisions.

11.	Confidentiality.  SIMNA Limited shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than SIMNA, the Fund, the Board of Directors, and any director, officer, or employee of SIMNA, or the Fund, except (i) with the prior written consent of the Fund, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over SIMNA or SIMNA Limited, or (iii) for information that is publicly available other than due to disclosure by SIMNA Limited or its affiliates or becomes known to SIMNA Limited from a source other than SIMNA, the Fund, or the Board of Directors.

12.	Proxy Policy.  SIMNA Limited acknowledges that unless the Fund gives written instructions to SIMNA to the contrary, SIMNA, and SIMNA Limited by delegation from SIMNA, is responsible for voting, or abstaining from voting, all proxies with respect to companies whose securities are held in the Fund using its best good faith judgment to vote, or abstain from voting, such proxies in the manner that best serves the interests of the Fund's shareholders.

13.	Governing Law.   All questions concerning the validity, meaning, and
        effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of New York applicable to contracts made and to be performed in that state and the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.	Treatment of SIMNA Under FCA Rules.  SIMNA will be treated as a
        Professional Client under rules of the Financial Conduct
        Authority in the United Kingdom.

15.	Counterparts.   This Agreement may be executed in two or more
        counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have caused this Sub-Advisory Agreement to be executed as of the date first set forth herein.


SCHRODER INVESTMENT MANAGEMENT
NORTH AMERICA INC.

By:  /s/ William P. Sauer
       Name:  William P. Sauer
       Title:    Authorized Signatory


By: /s/ Shanak Patnaik
       Name:  Shanak Patnaik
       Title:    Authorized Signatory


SCHRODER INVESTMENT MANAGEMENT
NORTH AMERICA LIMITED

By: /s/ Mark A. Hemenetz
       Name:  Mark A. Hemenetz
       Title:    Authorized Signatory


By: /s/ Carin F. Muhlbaum
       Name:  Carin F. Muhlbaum
       Title:    Authorized Signatory